EXECUTION COPY

SEVERANCE AGREEMENT

This Severance Agreement ("Agreement") is entered into between Donald Miller-Jones (the “Executive”) and Moscow CableCom Corp. (the “Company”) on the dates indicated below.

W I T N E S S E T H

WHEREAS, Executive is the former Chief Financial Officer of the Company who was employed pursuant to an employment agreement, dated January 13, 2005 (the “Employment Agreement”);

WHEREAS, Executive resigned from his employment with the Company, and the Executive and the Company agree that this resignation will be effective upon the close of business on May 31, 2005 (the "Resignation Date");

WHEREAS, Executive agrees that upon the Resignation Date, he shall no longer hold any officer or director positions with the Company or any of its parents, subsidiaries or affiliates, or any other offices or positions in connection with his employment with the Company, and Executive agrees to execute such documents and take such actions as may be necessary or desirable to effectuate the foregoing;

WHEREAS, Executive agrees that he will remain available as a consultant to the Company following the Resignation Date, at the request of the Company's CEO, CFO and/or Chairman of the Board of Directors until November 30, 2005, for which Executive will receive no additional payment from the Company, other than any out of pocket expenses incurred by Executive while operating as a consultant;

WHEREAS, Executive and the Company wish to outline the terms and conditions of a termination of the Executive's employment on the Resignation Date, so that the Executive and the Company can settle, fully and finally, all matters between them; and

NOW THEREFORE, Executive and the Company, intending to be legally bound, hereby agree as follows:

1.

Separation Payments and Benefits.  In consideration for Executive's consulting services, and for Executive's execution of and compliance with the terms and conditions in this Agreement including, but not limited to, Executive's consent to the Release set forth in Section 2 below:

(a)

Provided this Agreement is signed by Executive and made effective (the "Effective Date") before May 31, 2005, the Company will deliver, or cause to be delivered, on or before May 31, 2005, by bank wire transfer an amount equal to eighty-two thousand five hundred Euros (€ 82,500), representing the amount of salary that the Executive would have received in salary through November 30, 2005.  The Company agrees to continue Executive's current base salary until May 31, 2005 and such continuing salary payments shall be made in accordance with the Company's regular payroll practices.  Payments made under this Section 1 (a) will be net of any taxes, social security contributions and other payments required by governmental authorities in Russia (collectively, "Russian Taxes") and such amounts will be paid without any diminishment as a result of any applicable Russian Taxes, and the Company will bear full responsibility for all applicable Russian Taxes.

(b)

Upon the Effective Date, Executive will be entitled to accelerated vesting of his 135,455 stock options with the Company, and the Company will allow Executive a cashless exercise of such options.

(c)

Executive shall be reimbursed for the cost of a business class airfare for one (1) one-way ticket from Moscow to London, including any applicable charge for excess baggage, within fifteen (15) days of his execution of this Severance Agreement as indicated by the date below.  Executive shall also be reimbursed within fifteen (15) days of his execution of this Severance Agreement for any and all outstanding expense account items previously submitted or hereinafter submitted to the Company, including but not limited to all expenses incurred for or related to Executive’s attendance at the Board of Directors meeting held in New York, New York

(d)

Executive will receive a positive employment reference from the Company.

(e)

Executive acknowledges that the payments and benefits referred to in this Agreement are in lieu of and in full satisfaction of any amounts that might otherwise be payable or due to him under any contract, plan, policy or practice, past or present, of the Company or any of the other Company Releasees (as defined below), including, without limitation, the Employment Agreement, and the Company's stock option plan, and any other Company benefits plan.  Except as set forth in this section, Executive acknowledges and agrees that as of the Resignation Date, Executive shall not be eligible to participate or continue to participate in any employee benefit plans or compensation arrangements of the Company or any of the other Company Releasees (as defined below) or otherwise be entitled to any perquisite or fringe benefit.  Notwithstanding the foregoing, nothing in this Agreement shall impair or preclude Executive's entitlement to continued coverage under the terms of the existing Company's Director and Officer insurance policy for matters brought forth against the Executive or the Company relating to Executive's employment with the Company during the period from January 13, 2005 through May 31, 2005 and relating to the period from June 1, 2005 through November 30, 2005 in his capacity as a consultant.

2.

Release.

(a)

In consideration of the Company's obligations set forth in this Agreement, including but not limited to the payments and benefits described in Section 1 above, Executive voluntarily, knowingly and willingly on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases the Company, its parents, their subsidiaries, divisions and affiliates, together with their respective owners, assigns, agents, directors, partners, officers, employees, consultants, shareholders, attorneys and representatives, and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the "Company Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which Executive or his heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) against the Company or any of the other Company Releasees by reason of any matter, cause or thing whatsoever arising on or before the date this Agreement is executed by Executive (the "Release").  This Release includes, without limitation, any rights or claims relating in any way to Executive's employment relationship with the Company or any of the Company Releasees, or the termination thereof, arising under any foreign, federal, state and local labor, employment, whistleblower and/or anti-discrimination laws each as amended, or any other federal, state or local or foreign law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the Company Releasees and Executive, including, without limitation, the Employment Agreement (as defined above).

(b)

By signing this Agreement, Executive represents that he has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Releasees arising out of or relating to any of the matters set forth in this Section 2.  Executive further represents that he will not seek or be entitled to any personal recovery in any action or proceeding of any nature whatsoever against the Company or any of the other Company Releasees that may be commenced on Executive's behalf arising out of any of the matters released hereby.

(c)

Executive agrees and acknowledges that the Company and the other Company Releasees have fully satisfied any and all obligations owed to Executive arising out of his employment with the Company (or the termination thereof), and no further sums are owed to Executive by the Company or any of the other Company Releasees, except as expressly provided in this Agreement.

3.

Executive's Covenants.

(a)

The Executive reaffirms, and agrees to comply with, all of the Executive's obligations in Section 6 (Nondisclosure and Nonuse of Confidential Information; Delivery or Destruction of Materials upon Termination of Employment) and Section 7 (Non-Competition) of the Employment Agreement (as defined above), and agrees that that such obligations shall remain in full force and effect and such sections are incorporated by reference as if restated herein.

(b)

Executive agrees and acknowledges that he will return his laptop computer to the Company by the Resignation Date and that all corporate files and e-mails on such laptop will remain intact therein.

(c)

Executive agrees and acknowledges that he will return the SIM card from his mobile phone to the Company by the Resignation Date.

(d)

Executive agrees and acknowledges that he will assist the Company’s legal department to provide notice of termination of the rental of the apartment rented by the Company in Moscow for his occupation, as required.

4.

No Admission.  The Company's offer to Executive of this Agreement and the payments and benefits set forth herein are not intended to, and shall not be construed as, any admission of liability or wrongdoing on the part of the Company or any of the Company Releasees.

5.

Consultation with Attorney/Voluntary Agreement.  The Executive acknowledges that (i) the Company has advised the Executive of the Executive's right to consult with an attorney of the Executive's choosing prior to signing this Agreement, (ii) the Executive has consulted with an attorney regarding the terms of this Agreement prior to executing it, (iii) the Executive has carefully read and fully understands all of the provisions of this Agreement and (iv) the Executive is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration.

6.

No Oral Modification; No Waivers.  This Agreement may not be changed orally, but may be changed only in a writing signed by the Executive and a duly authorized representative of the Company.  The failure of the Executive or the Company to enforce any of the terms, provisions or covenants of this Agreement will not be construed as a waiver of the same or of the right of such party to enforce the same.  Waiver by either the Executive or the Company of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

7.

Assignment.  This Agreement is personal to the Executive and may not be assigned by the Executive, and is binding on and shall inure to the benefit of the Company and the other Company Releasees.

8.

Descriptive Headings.  The section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

9.

Enforceability.  It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible.  In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law.  Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

10.

Entire Agreement.  This Agreement sets forth the entire agreement and understanding between Executive and the Company and merges and supersedes any and all prior agreements, representations, discussions, and understandings of every kind and nature, written and oral, between Executive and the Company concerning the subject matter hereof, including, but not limited to, the Employment Agreement, except as expressly provided in Section 3 above.  Executive represents that, in executing this Agreement, he has not relied upon any representation or statement made by the Company or any other Company Releasees, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement or otherwise.

11.

Each Party the Drafter.  This Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this Agreement because that party drafted or caused that party's legal representatives to draft any of its provisions.

12.

Governing Law.  This Agreement shall be construed and enforced according to the laws of the State of Delaware, U.S.A., without giving effect to its principles of conflicts of law.  Each party hereto, to the fullest extent permitted by the laws of Russia, waives any and all rights that it may have under the laws of Russia that might be inconsistent with the terms of this Agreement and, to the extend such rights cannot be validly waived, each party will exercise such rights only to the extent consistent with this Agreement.

13.

Dispute Resolution.  Any dispute between the parties hereto arising out of or related to this Severance Agreement will be finally settled through binding arbitration under the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association.  The arbitration will be heard by a single arbitrator.  The parties will use reasonable efforts to agree upon an arbitrator within 30 days after commencement of the arbitration.  If the parties are unable to agree, the arbitrator will be appointed as provided under the Rules.  The arbitration will be conducted in the English language and will be seated in London, England.  Any court of competent jurisdiction may enter final judgment on the arbitrator’s award.

  IN WITNESS WHEREOF, Employee and a duly authorized representative of the Company have executed this Agreement on the dates indicated below.

              MOSCOW CABLECOM CORP.                               DONALD MILLER-JONES

              By: Warren Mobley             5/31/2005                       /s/ Donald Miller-Jones            5/31/2005

              Name: Warren Mobley        Date                                Donald Miller-Jones                 Date

              Title: President and CEO